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                                                                   EXHIBIT 10.19

                                                               February 25, 1998

Via Telecopier
--------------
Mr. Peter Friedman
President & CEO
Live World Productions
307 Orchard City Drive, Suite 304
Campbell, California 95008

                     Re: Talk City Participation in NBC-IN
                         ---------------------------------

Dear Mr. Friedman:

     This letter sets forth the initial agreement between NBC Multimedia, Inc. ("NBC"), and Live World Productions Inc. ("Company"), as of the date set forth above (the "Effective Date") with respect to the Company's agreement to provide its "Talk City" internet chat services as part of NBC's NBC-IN service. The terms and conditions shall be as follows:

1.   Description of NBC-IN. NBC has created a menu of localized world wide web
     ---------------------
     services (the "NBC-IN") which it offers to the NBC Television Network's ("NBC TV") owned and operated stations and interested affiliates (the "Stations"). NBC agrees that localized versions of the general Talk City Internet chat service created and operated by the Company ("Talk City") shall be among the list of primary services offered as part of such platform subject to the terms and conditions hereof. Company acknowledges
     (i) that each Station will have the sole right to determine [*] as part of the NBC-IN, (ii) that Talk City [*] included in any individual Station's list of such services, and (iii) that NBC and declining Stations shall have no liability or obligations to Company due to any Stations' [*].

2.   Creation of Talk City Local Sites. Company agrees that it shall create
     ---------------------------------
     customized local versions of Talk City for use by Stations participating in the NBC-IN. Such localized versions will be designed and operated through the technological cooperation of Company, NBC, the Stations and NBC's technology partners (as described below in Section 4(c)) to insure that online viewers of the Stations' world wide web sites (the "Station Sites") shall be provided with a version of Talk City which is designed to provide information and branding relevant to such viewers geographical market. Each localized version of the general Talk City service (each localized version to be known for purposes of this Letter Agreement as a "Talk City Local Site") shall consist of (i) individualized Station "jump pages" which will be versions of the Talk City general service which contain branding and other material to be provided by NBC and each of the relevant Stations and
     (ii) customized, traveling branding and advertising that appears on any Talk City pages accessed by viewers after the initial jump page has

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                                * Certain information in this Exhibit has been
                                omitted and filed with the Commission.
                                Confidental treatment has been requested with respect to the omitted portions.

     been viewed. Each such Talk City Local Site shall be framed within a sub-page of the Station Site but will contain material to be provided by Company and located on Company's server. Regardless of the depth of the use by viewers coming through Station Sites, all use of the Talk City Local Sites shall continue to take place within such Station Sites. As a result all online viewers will be accessing and bookmarking the Talk City Local Site content through the NBC-IN's portion of the Station's URL. Company agrees that the Talk City Local Sites shall also contain (i) open chat rooms for fans of each NBC Television program (e.g., a "Friends" chat room) and (ii) at least one chat room (and more if Station requests) specifically designed for each local market and will have the ability to run auditorium chats with local talent which shall be moderated by a local NBC webmaster which, at NBC's option, shall be trained by Company. Except as described in
     Section 6 below, the Talk City Local Sites will not include any news or other categories of information which NBC chooses, in its sole discretion, to remove from the version of such service provided to it or the Stations, including any branding of, or links to, any Other Networks' material (as such term is defined below).

3.   Links. As a condition of utilizing the NBC-IN, each participating Station
     -----
     will be required to devote a standardized portion of the front page of the Station Site to the NBC-IN, subject to Station's right to have overall design control of the Station Site. Each Station shall be encouraged to devote enough space on its front page to permit the placement of hotlinks to the individual services which make up the NBC-IN within space on such front page allocated and dedicated to the NBC-IN, but at a minimum, each participating Station Site's front page shall contain a prominent hotlink to a special sub-page devoted to hotlinks for all of the services making up the NBC-IN the size of which shall be comparable to that of any other link to a service offered by the Station. NBC agrees that when the individual services which make up the NBC-IN are displayed and a hotlink to the Talk City Local Site is provided, whether on a front page or on a separate page, the Talk City icon and/or text, if any, (the "Talk City Link") shall be comparable and consistent with the icon and text, if any, devoted to any of the other individual services which are part of the NBC-IN, subject to NBC's right to group brands and/or genetic categories and subcategories concerning all of its service providers in manners and sizes which are most useful to viewers of the Station Sites.

4.   Management of Talk City Local Sites. The day-to-day management of the Talk
     -----------------------------------
     City Local Sites. and all costs associated therewith, shall be the responsibility of the Company subject to the following:

     (a) Content and Service - Company will provide all of the content and services for each of the Talk City Local Sites. provided that as part of the Itemization and customizing process required herein. NBC and the Stations may provide material in their own discretion for use on the relevant Talk City Local Sites and Company will make good faith

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     efforts to include such material on the relevant Talk City Local Sites.
     Company will acquire all necessary rights and licenses required for the operation of each Talk City Local Site as contemplated herein and for the acquisition and use of any content and technology not provided by NBC and the Stations. Each of the Company, NBC and the Stations will retain and own all copyrights and other intellectual property rights in, and to, the material which that entity contributes for use hereunder.

     (b) Editorial - Editorial standards and direction regarding the inclusion and presentation of content will come from Company, provided that Company shall provide appropriate customization of each Talk City Local Site and agrees to seriously consider all reasonable requests and suggestions regarding individual Talk City local Sites which are made by NBC and the relevant Stations. However, Company agrees that NBC's Local Director, working with the Stations. will have significant input into the overall editorial composition of the Talk City Local Sites which will be provided to the participating Stations. In addition, Company agrees to abide by and NBC Broadcast Standards and Practices which may apply to the Talk City Local Sites, including the prohibition against distributing Adult Content. and with the Rules and Regulations of the Federal Communications Commission and any other governmental body having jurisdiction. For the purposes hereof, the term "Adult Content" shall mean any material, including audio or video material, which is pornographic or which contains nudity, explicit sexual material or depictions of sexual acts any of which is beyond that normally broadcast over NBC TV.

     (c) Technology - Talk City will be responsible for all maintenance of the Talk City Local Sites (including customer service, technical upkeep, etc.) including the costs associated therewith, and NBC and its technology partner shall be responsible for the framing of the Talk City Local Sites as contemplated herein. Company will provide all necessary facilities, servers, connectivity and related equipment and technology required to host the Talk City local Sites, including any bulletin boards and chat events requested by NBC, on Company's Internet servers. Company agrees that, at all times during the term of this Agreement, the resources it provides to host the Talk City Local Sites shall be sufficient to support and manage any number of simultaneous users that wish to use the Talk City Local Sites at any time. Company agrees to work with NBC's technology partners to coordinate the interface between the Talk City Local Sites and the Station Sites and to guarantee that the Talk City Local Sites will provide the required services contemplated herein.

     (d) Branding - The Talk City Link may be branded with material to be provided by Company, subject to NBC's approval thereof. The Talk City Local Sites will be co-branded with trademarks and other material to be provided by

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     NBC, the Stations and Company subject to the approval of each party and provided that the size of such brands shall be left to the sole discretion of NBC. The parties agree that the Company's brands on the Talk City Local Sites shall be not more than fifty percent (50%) smaller than, but as visible as, the brands of NBC and the relevant Stations. Company agrees to abide by all requirements and guidelines which NBC and the Stations may have regarding the use of their trademarks, service marks and other brands and agrees that it shall make no use of such marks and brands which is not approved in advance by NBC and the relevant Stations. Branding for all other areas of the NBC-IN and the Station Sites shall be at the sole discretion of NBC and the Stations.

5.   Promotion. As a condition of utilizing the NBC-IN, each Station will be
     ----------
     required to offer a minimum of 10 on-air promos concerning, or mentions of, the URL address of the Station Site per week. NBC shall encourage Stations to include information regarding the NBC-IN as part of such promos or mentions.

6.   Exclusivity. For the term hereof, NBC agrees that Talk City will be the
     ------------
     exclusive provider of Chat Services on NBC-IN, provided that Company acknowledges that nothing in this Section 6 or elsewhere in the Letter Agreement shall restrict NBC's rights in any way in connection with NBC's world wide web site ("NBC.com"), MSNBC Interactive, Intellicast.com or any other or future NBC related interactive (or other) services other than NBC-IN. The term "Chat Service" shall mean an online and interactive communications forum whereby users of NBC-IN can participate in real-time discussions regarding local issues relevant to such users' local communities. Notwithstanding the foregoing, Company acknowledges that (i) other services provided by third parties may be offered to the Stations by NBC as part of NBC-IN which provide online chat services in addition to their primary services as long as NBC does not offer such third party services in place of Company's Chat Service on NBC-IN or materially promote such competing aspects of such third party services to the Stations or the public (other than through general advertising) in connection with NBC-IN and (ii) NBC will have no ability to prevent the Stations from placing competing services elsewhere on their own Station Sites. Company agrees that it will not provide Talk City's content or service to, or allow the content or service w be connected or integrated in any way with, the national (e.g., ABC, CBS, Fox, WB, UPN, USA Network or Pax Net) and regional broadcast television networks, individual broadcast television station groups, and their affiliates and websites (the "Other Broadcasters"). Notwithstanding the foregoing, NBC acknowledges that Company has agreements with each of CBS Sportsline and Fox's TV GEN for Talk City's services which pre-date the date of this Letter Agreement (the "CBS Agreements" and the "TV GEN Agreements") and agrees that such CBS Agreements and TV GEN Agreements shall not be considered a violation of the terms hereof; provided, however, that Company agrees that when the term of each CBS Agreement and TV GEN Agreement ends, Company will enter into good faith negotiations with NBC regarding the terms of a more exclusive arrangement between NBC and

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     Company prior to entering into any additional agreements with CBS or Fox respectively or any renewals thereof'. If Company is not able to provide competitive, high quality, localized coverage and service for any of the NBC TV markets, NBC will be free to contract with Company's competitors in order to obtain an online Chat Service in such markets if Company is unable to cure such problem within sixty(60) days of its receipt of written notice from NBC. If NBC is unable to sign up any Station in any NBC TV market to NBC-IN, including the Talk City Local Sites, within six (6)months following the actual beginning of NBC's negotiations with such Station, then company will be free to provide its Talk City service to an Other Broadcaster within such market as long as the service is localized and intended for use within such geographic market only.

7.   Advertising Sales. Company shall be responsible for the sale of advertising
     -------------------
     inventory to be placed on each Talk City Local Site. Company agrees that no advertising inventory appearing in the Talk City Local Sites will be bartered or sold at less than prevailing market rates (as such rates are determined by Company in its reasonable discretion and provided to NBC at the beginning of each relevant quarter Company shall have the responsibility of administering the contract for such advertising, paying all necessary expenses and collecting all fees related thereto in return for the Approved Fees described in Section 8(a) below which Approved Fees shall be Company's sole reimbursement for all internal and external expends related to such sale. Company acknowledges that NBC and the Stations will be solely responsible for the sale of advertising which appears within the area of the Station Sites which frames Talk City Local Sites and that Company will have no right to advertising revenues received by NBC and Stations in connection with such frames or any other portions of the Station Sites other than the Talk City Local Sites. The parties also agree that they will work together and coordinate advertising placements in order to avoid conflicts between advertising displayed on the Talk City Local Service and the area framing such sites (i.e., Coke and Pepsi will not be displayed at the same time).

8.   Financial Terms. Company agrees that it will be responsible for all costs
     -----------------
     and expenses associated with the creation and operation of the Talk City Local Sites. All revenues associated with Talk City shall be split among NBC and Company monthly as follows:

     (a) Advertising Revenues - Company will pay NBC fifty percent (50%) of Net
         --------------------
     Revenues (as defined below) associated with the Talk City Local Sites. Company agrees that when serving advertising inventory to the Talk City Local Sites which will add to Net Revenue, it will use procedures which are consistent with the general advertising placement and advertising rate policies and procedures for the general Talk City service run-of-site program which policies and procedures shall be approved in writing by NBC. If Net Revenue is less than zero (i.e. a loss) then NBC will not be obligated to be a part of the loss or compensate Company for such loss. For purposes of

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     making the calculations described above the following terms shall have the following meanings:

          (1) "Net Revenue" shall mean gross revenue charged to and received from each advertiser or sponsor by Company for the sale of advertising appearing to the End Users while participating in the Talk City Local Sites, less only (i) any identifiable and actual advertising agency commissions, external advertising sales commissions and fees which are directly attributable to the sale of advertising for the Talk City Local Sites (which agency commissions, ad sales commissions and fees in total shall not exceed 20% of gross revenue), (ii) identifiable chat host fees, provided that the scheduling of any such chat hosts must be approved in advance by NBC and the fees therefore cannot exceed an average rate of $20 per hour or a total of $2,000 in any month unless approved in writing in advance by NBC, and (iii) any identifiable and actual traffic distribution fees paid to traffic distribution partners in connection with any Purchased End Users which visit Talk City Local Sites, provided that (x) such distribution fees shall be attributed to Talk City Local Sites by multiplying all such fees attributable to Purchased End Users by the percentage which is derived by dividing Purchased End User traffic in the Talk City Local Sites by Purchased End User traffic in the entire general Talk City service and (y) the distribution fee obtained in sub-section (x) hereof shall be capped at 15% of the amount obtained by multiplying all gross revenues attributable to the Talk City Local Sites by the percentage obtained by dividing the number of Purchased End Users of the Talk City Local Sites by the total number of all End Users of the Talk City Local Sites. NBC and Company shall mutually agree upon the measurement methods and calculations required to determine whether a revenue or an expense is applicable to advertising or sponsorships applicable to the Talk City Local Sites;

          (2) "End-User(s)" shall mean any person or entity which accesses any Talk City Local Sites either via Station Sites and NBC-IN or directly from Talk City.

          (3) "Purchased End Users" shall mean those End Users which access the Talk City Local Sites via, or through, any third party internet service provider or distributor which charges Company a per user fee attributable to such End User.

     (b) Equity - In consideration for NBC's agreement to make the Talk City
         ------
     local Sites part of NBC-IN as described herein, the Company shall issue to NBC a warrant to purchase 641,026 shares of stock of the Company, which is equal to approximately 3.61% of the fully-diluted number of shares of capital stock of the Company as determined as of the date hereof assuming full exercise of the Warrants (the "Warrant"). The total exercise price for acquisition of each of the shares of stock covered by the Warrant shall be $2.34. In the event that the price per share of

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     Company stock sold in the Next Financing is lower than $2.34 (a "Lower
     Price"), then the Company shall issue a replacement Warrant to NBC (i) with an exercise price equal to the Lower Price, (ii) for a number of shares equal to the number which is obtained by dividing $1,500,000 by the Lower Price and (iii) with other terms and conditions identical to the initial Warrant. For purposes hereof, the term "Next Financing" shall mean the first public or private offering of equity, including convertible debt, of the Company following the Effective Date hereof and any other public or private offering of equity of the Company occurring within four (4) months of such first offering. Provided however, that if the first offering is an acquisition of the company, then "Next Financing" refers to that acquisition and does not include additional financings of any kind following that acquisition. And further provided that Next Financing does not apply to bridge loan financing that is intended as an interim bridge financing to the Next Financing and that totals less than $5 Million. The Warrant may be exercised in whole or in part, may be exercised at any time and shall give NBC registration rights consistent with existing registration rights held by preferred stock holders (including 180 day lockup upon an IPO) in connection with any capital stock that it acquires. The consideration for the Warrants shall be NBC's agreement to enter into this Letter Agreement. The Warrant shall terminate on the fifth anniversary of its issuance. When exercising the Warrant, NBC shall have the right to either (i) purchase the total number of shares of common stock which the Warrant entitles NBC to purchase at the exercise price described above or
     (ii) receive the net number of shares of common stock arising from the difference between the market price of such stock at the date of exercise and the exercise price for the Warrant, as established above. Recognizing that time is of the essence, this Section 8(b) shall serve as the initial binding agreement of the parties with respect to the Warrant, and the parties hereto shall use their good faith efforts to complete a more formal agreement for the issuance, sale and purchase of the Warrant (a "Warrant Purchase Agreement"), which shall include representations, warranties and covenants of the Company at least as extensive as those provided in the most recent securities purchase agreement entered into by the Company and consistent with the terms hereof; provided, however, that, if no such
                                       --------  ---------
     formal agreement is reached, the terms and conditions contained in this
     Section 8(b) and Section 13 shall govern the relationship of the parties hereto with respect to the Warrant.

     (c) Future Revenue - The parties agree that if any future revenue
         ---------------
     generating opportunities not described above are created in connection with the Talk City general service or the Talk City Local Sites, the parties will negotiate in good faith regarding what revenue sharing arrangements between the parties would be appropriate, provided that, unless such opportunities involve characteristics which would make them materially different from the opportunities described above, it is the intent of the parties to share such revenues in a mutually agreed upon manner.

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     (d) Excluded Revenue - At no time shall NBC be entitled to any revenue
         -----------------
     received by Company in connection with infochats, user add-ons (Chat @ Talk
     City), market research, custom community programming, or other corporate services which do not relate to the Talk City Local Sites.

9.   Payment and Audit Conditions. At the end of each month in which Company
     ------------------------------
     actually receives payments of revenues of the type described in Section 8, Company shall prepare a monthly statement providing sufficient detail regarding the source of such revenue and will deliver such statement along with the required payment described therein to NBC no less than thirty (30) days following such date. Company that NBC shall have the right to conduct a reasonable audit of the relevant books and records of such party in order to determine compliance with the terms of this Letter Agreement. The parties agree that all revenues associated with the Talk City Sites collected by Company and not otherwise owed to Company shall be paid directly to NBC and not to any of the individual Stations.

10.  Representations and Warranties. (a) Company represents and warrants to NBC
     ------------------------------
     and the Stations that it has the right and power to perform its obligations and to grant the rights granted hereto, that Company's creation and operation of the Talk City Local Sites pursuant to this Letter Agreement will not violate any agreement or obligation between Company and a third party or any laws or regulations and that, except for material provided by NBC and the Stations, the content included on the Talk City Local Sites and the Talk City Link as well as the operation of the Talk City Local Sites as contemplated hereto will be accurate and correct, will not violate or infringe the copyright, trademark, trade name, patent, literary, intellectual, artistic or dramatic right, right of publicity or privacy or any other right of any entity or person or contain any material which is libelous, slanderous, obscene or otherwise unprotected by the United States Constitution. Company also agrees that the Talk City Local Sites, including any software or hardware provided by Company in connection therewith, (i) will not violate or infringe the intellectual property rights of any third party, (ii) will be operated and maintained with professional diligence and skill and in a manner consistent with high industry standards, (iii) will operate as described in this Letter Agreement, (iv) will conform to any specifications and guidelines mutually agreed upon by the parties from time to time during the term hereof, (v) will be free of computer viruses and material crash bugs in any form and (vi) will not adversely affect the operation of NBC-IN or the Station Sites in a material manner.

     (b) NBC represents and warrants to Company that it has the right and power to perform its obligations and to grant the rights granted herein and that the material provided by NBC to Company for inclusion on the Talk City Local Sites, which NBC has approved for use as contemplated herein, will be accurate and correct and will not violate or infringe any third party rights, including intellectual property rights.

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11.  Indemnity. (a) Company agrees to indemnify; defend, and hold NBC, the
     Stations, their affiliates and their successors, officers, directors and employees harmless from any and all actions, causes of action. claims, demands; costs, liabilities, expenses including reasonable attorneys' fees) and damages arising out of or in connection with any claim (i) relating to Company's operation and management of the Talk City local Sites, or (ii} relating to a breach of any of the terms, representations and/or warranties set forth in this Letter Agreement.

     (b) NBC agrees to indemnify, defend, and hold Company harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any claim related to any breach of NBC's representations and/or warranties set forth in this Letter Agreement.

     (c) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROSPECTIVE PROFITS OR ANY SPECIAL. INDIRECT. INCIDENTAL OR. CONSEQUENTIAL DAMAGES BY REASON OF ANY FAILURE BY SUCH PARTY TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS LETTER AGREEMENT.

12.  Term.  (a) The initial term of this Letter Agreement shall be two (2) years
     ----
     (the "Initial Term"). Ninety {90) days prior to the end of the Initial Term, the parties agree to negotiate in good faith regarding a possible extension of the term hereof for an additional one (1) or two (2) years.

     (b) Either party may terminate this Letter Agreement at any time and for any reason in its sole discretion by providing the other party with written notice of such decision, and such termination shall become effective sixty
     (60) days following such other party's receipt of such notice.

     (c) Either party may terminate this Letter Agreement (i) upon a material default by the other party of any of the material terms hereof which default is not cured within thirty (30) days following the breaching party's receipt of a written notice regarding the default or (ii) immediately, in its sole discretion, if any of the following occur: (x) the commencing by the other party or the other party's intention to commence a voluntary case under any applicable bankruptcy laws (as now or hereafter may be in effect); (y) the adjudication that the other party is bankrupt or insolvent; or (z) the filing by the other party or the intent to file by the other party of a petition seeking to take advantage of any other law providing for the relief of debtors,

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     (d) If the ownership of a significant portion of the equity of Company, or all or substantially all of the assets of Company, is transferred at any time during the term hereof, then NBC shall have the option of terminating this Letter Agreement on five (5) business days prior written notice if the ownership of such equity or assets are transferred to any (i) Other Broadcaster, (ii) any provider of Adult Content or (iii) any other party with whom NBC reasonably chooses not to be associated, other than Company's current shareholders. Transfer of any amount of such equity or assets shall be deemed significant when the parties described in (i) and (ii) in the previous sentence are involved, but such figure shall be deemed to be at least thirty percent (30%) of Company's equity when the parties described in (iii) in the previous sentence are involved.

     (e) Until such time as the parties complete a definitive Warrant Agreement pursuant to the terms of Section 8(b) and NBC has received all necessary third party approvals, NBC shall have the right to terminate this Letter Agreement for any reason by providing Company with five (5) days' prior written notice of NBC's decision.

13.  Effect of Termination. (a) Upon a termination of this Letter Agreement by
     ---------------------
     NBC pursuant to the terms of Sections 12(b) and 12(e) or by Company pursuant to the terms of Section 12(c), the following terms shall apply:

     (i) Upon any such termination taking effect on a date which falls within one (1) year of the Effective Date, NBC shall forfeit the right to purchase the number of shares of Company common stock which is equal to fifty percent (50%) of the number of shares which NBC would otherwise have been entitled to purchase pursuant to the terms of the Warrant as of the date of such termination (i.e., 50% of the number of shares not purchased by NBC as of such date).

     (ii) Upon any such termination taking effect on a date which falls after one (1) year of the Effective Date, but prior to the end of the Initial Term, NBC shall forfeit the right to purchase the number of shares of Company common stock which is equal to twenty-five percent (25%) of the number of shares which NBC would otherwise have been entitled to purchase pursuant to the terms of the Warrant as of the date of such termination (i.e., 25% of the number of shares not purchased by NBC as of such date).

     (b) Upon (i) a termination of this Letter Agreement by NBC pursuant to the terms of Sections 12(c) and 12(d) or by Company pursuant to the terms of
     Section 12(b) or (ii) the completion of the Initial Term, the Warrant shall survive termination of this Letter Agreement in full.

14.  Formal Agreement. Recognizing that time is of the essence, this Letter
     ----------------
     Agreement shall serve as the agreement for the creation and operation of Talk City Local Sites for a period of six (6) months. At the end of six (6) months the parties shall reassess this

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     Letter Agreement to determine whether a more detailed agreement is required
     (a "Final Agreement"). If either party decides that a Final Agreement is required, then it shall notify the other party in writing no less than thirty (30) days following the end of the six (6) period and both parties shall use reasonable efforts to complete the Final Agreement within a reasonable time period; provided, however, that notwithstanding the foregoing, if no Final Agreement is reached, the terms contained herein shall govern the relationship between the parties for the Term .

15.  NBC Link. Company agrees to include an NBC-IN logo (to be provided. by NBC
     --------
     and to include an appropriate NBC logo chosen by NBC) that is linked to the NBC Local page on NBC.com on the Talk City homepage (www.talkcity.com).

16. Confidentiality. Neither party shall issue a press release or make any
    ---------------
    statement to the general public concerning this Letter Agreement, the NBC-IN or the Talk City Local Sites or the existence thereof without the express prior written consent of the other, Each party hereto agrees to hold the terms and conditions of this Letter Agreement and all information and material provided by the other party hereunder and identified at the time of disclosure as confidential to such party (the "Confidential Information") in confidence during the term of this Letter Agreement and for three (3) years thereafter. "Confidential Information" shall not include information that:
    (i) is or becomes generally known or available, whether by publication, commercial use or otherwise, without restriction on disclosure and through no fault of the receiving party; (ii) is known by the receiving party prior to the time of disclosure; (iii) is independently developed or learned by the receiving party without reference to any Confidential Information of the disclosing party; (iv) is lawfully obtained from a third party that the receiving party reasonably believes has the right to make such disclosure. The other provisions of this Agreement notwithstanding, either party will be permitted to disclose the terms and conditions of this Agreement to their outside legal and financial advisors and to the extent required by applicable law; provided however that before making any such required filing or disclosure, the disclosing party shall first give written notice of the intended disclosure to the other party, within a reasonable time prior to the time when disclosure is to be made, and the disclosing party will exercise best efforts, in cooperation with the other party, consistent with reasonable time constraints, to obtain confidential treatment for all non-public and sensitive provisions of this Agreement, including without limitation dollar amounts and other numerical information.

17.  Successors. The terms of this Letter Agreement shall apply to Company and
     ------------
     any of the Company's successors in interest, including any successors which acquire the majority of the capital stock or assets of the Company.

18.  Miscellaneous. This Letter Agreement constitutes the entire agreement and
     -------------
     understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written, provided that the Non-Disclosure and Confidentiality Agreement and the NBC-Talk City Chat Agreement regarding NBC.com between the patties shall remain in full force and effect. Company shall not be permitted to assign or transfer, in whole or in part, any of its rights or obligations hereunder without the prior written consent of NBC, but Company acknowledges that NBC shall have the right to freely assign or transfer, in whole or in part, any of its rights or obligations hereunder, including the Agreement itself, to any party in its sole discretion. Sections 9, 10, 11, 13, 16 and 18 shall survive the completion, expiration, termination or cancellation of this Agreement no waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. This letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully executed in New York, without regard to New York conflicts law. the parties hereby consent to and submit to the jurisdiction of the federal and state courts located in the County of New York.

If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement will be null and void if not signed within 7 days of the date set forth above.

                              Very truly yours,


                              NBC MULTIMEDIA

                              By: /s/ Vincent C. Grosso
                                 ------------------------------------

                              Name: Vincent C. Grosso
                                    ---------------------------------

                              Title: VP NBC Interactive
                                     ------------------

ACCEPTED AND AGREED:                                        3/3/98

LIVE WORLD PRODUCTIONS INC.

By: /s/ Peter Friedman
   -------------------

Name: Peter Friedman
      --------------

Title: President
       ---------
     2/25/98

              Amendment to the NBC-Talk City Chat Agreement and
         Letter Agreement regarding Talk City Participation in NBC-IN


     This amendment ("Amendment"), dated as of July 27, 1998, is by and between NBC Multimedia, Inc. ("NBC") and Live World Productions Inc. ("Company"), and amends the terms of the NBC-Talk City Chat Agreement (the "NBC.COM Agreement") and the Letter Agreement regarding Talk City Participation in NBC-IN Letter Agreement (the "NBC-IN Agreement"), each of which is between NBC and Company and dated as of February 25, 1998.

     In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (all capitalized terms used herein shall have the meanings therefor set forth in the NBC.COM and the Letter Agreement, whichever is relevant):

1. Section 6 of the NBC.COM Agreement is hereby amended by the insertion of the following at the end thereof:

     "Notwithstanding the foregoing, NBC agrees that the exclusivity provisions of this Section 6 shall not prohibit Company from entering into any operating agreements other Series D corporate investors ("Investors") which would otherwise be deemed to be a violation of the terms of this Section 6 in connection with Investors' purchase of Company's equity in Company's Series D financing.

2. Section 6 of the Letter Agreement is hereby amended by the insertion of the following at the end thereof:

     "Notwithstanding the foregoing, NBC agrees that the exclusivity provisions of this Section 6 shall not prohibit Company from entering into any operating agreement with other Series D corporate investors ("Investors") which would otherwise be deemed to be a violation of the terms of this
     Section 6 in connection with Investors' purchase of Company's equity in Company's Series D financing.

3. Except as specifically amended hereby, the NBC.COM Agreement and the Letter Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, NBC and Company have duly executed this Amendment the day and year first above written.

NBC Multimedia, Inc.                    Live World Productions Inc.


/s/ Christopher A. Glowacki             /s/ Peter Friedman
--------------------------------        --------------------------------------

Name: CHRISTOPHER A. GLOWACKI           Name: Peter Friedman
--------------------------------        --------------------------------------

Date: 8/5/98                            Date: 8/7/98
--------------------------------        --------------------------------------

                            SECOND AMENDMENT TO THE
                     LETTER AGREEMENT REGARDING TALK CITY
                           PARTICIPATION IN NBC - IN


     This second amendment ("Second Amendment"), dated as of April 19, 1999, is by and between NBC Multimedia, Inc. ("Multimedia") and Talk City, Inc. (fka Liveworld Productions, Inc.) (the "Company") and further amends the terms of the Letter Agreement, dated February 25, 1998 (the "Letter Agreement") regarding the Company's participation in NBC-IN (as defined in the Letter Agreement).

     In consideration of the (i) mutual covenants contained herein, (ii) other amendments which the Company, Multimedia and National Broadcasting Company, Inc. ("NBC") are entering into, as of the date hereof, including without limitation an amendment to the Letter Agreement, dated August 21, 1998, between the Company and NBC pursuant to which NBC has agreed to accelerate the telecast of advertising spots regarding the Company according to a schedule to be attached to such amendment, and (iii) for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1.   Section 13 of the Letter Agreement is hereby deleted in its entirety.

     2. Except as specifically amended hereby, the Letter Agreement shall remain in full force and effect and is ratified and confirmed in all respects. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to New York conflicts law.


     IN WITNESS WHEREOF, NBC and the Company have duly executed this Second Amendment as of the date first written above.


NBC MULTIMEDIA, INC.                    TALK CITY, INC.


/s/ [SIGNATURE ILLEGIBLE]               /s/ Peter Friedman
-------------------------------         ---------------------------
By: ___________________________         By: Peter H. Friedman
Title:_________________________         Title: Chief Executive Officer and
                                               President